UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2014

NEPHROS, INC.

(Exact name of registrant as specified in its charter)

Delaware

 (State or other jurisdiction of incorporation)

001-32288	13-3971809
(Commission File Number)	(IRS Employer ID Number)

41 Grand Avenue, River Edge, New Jersey	07661
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (201) 343-5202

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 19, 2014, Nephros, Inc. (the “Company”) entered into the First Amendment to License Agreement (the “First Amendment”), by and between the Company and Bellco S.r.l. (“Bellco”), an Italy-based company focused on Dialysis and Extracorporeal Blood Purification, which amends the License Agreement, entered into as of July 1, 2011 by and between the Company and Bellco (the “License Agreement”).

Pursuant to the First Amendment, the parties agreed to extend the term of the License Agreement through December 31, 2021. The First Amendment also expands the territories covered by the License Agreement to include Sweden, Denmark, Norway, Finland, Korea, Mexico, Brazil, China and the Netherlands.

The First Amendment further provides new minimum sales targets which, if not satisfied, will, at the discretion of the Company, result in conversion of the license to non-exclusive status. The Company has agreed to reduce the fixed royalty payment payable to the Company for the period beginning on January 1, 2015 through and including December 31, 2021. The Company will receive a total of €450,000 in upfront fees in connection with the First Amendment, half of which are payable upon execution of the First Amendment and the other half of which are payable on March 31, 2014. In addition, the First Amendment provides that, in the event that the Company pursues a transaction to sell, assign or transfer all right, title and interest to the licensed patents to a third party, the Company will provide Bellco with written notice thereof and a right of first offer with respect to the contemplated transaction for a period of thirty (30) days.

The description of the First Amendment set forth above is not complete and is qualified in its entirety by reference to the First Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference.

On February 25, 2014, the Company issued a press release announcing its entry into the First Amendment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Amendment to License Agreement, dated as of February 19, 2014, by and between Nephros, Inc. and Bellco S.r.l.

99.1	Press Release of Nephros, Inc., dated February 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

	By:	/s/ John C. Houghton
Dated: February 25, 2014		John C. Houghton
President, Chief Executive Officer and Acting Chief Financial Officer